                              CONSULTING AGREEMENT
                              --------------------

This Consulting Agreement dated August 15, 2002 by and between Lewco Inc, a
Florida Corporation or its assigns hereinafter called CONSULTANT located at 4261
NW 1st Drive Deerfield Beach Fl, 33442 and Communitronics of America, Inc, a
Utah Corporation hereinafter called ("Employer or Corporation") located at 27955
Highway 98 Suite WW Daphne Al 36526 for ten dollars and other good and valuable consideration it is Agreed as follows:

1.       Consulting. CONSULTANT shall be retained by EMPLOYER to become a Corporate
Consultant and Advisor to EMPLOYER.

2.       Services. The services to be performed by CONSULTANT for and on behalf of EMPLOYER hereunder shall include:

            (i)   Make itself available for corporate consulting including but not limited to aiding and assisting EMPLOYER in locating and structuring business combinations, partners and or candidates and agreements reflecting the intent of the parties and
                  otherwise consummating such transactions on terms favorable to
                  EMPLOYER and its public stockholders,

            (ii)  Rendering business, marketing, management and administrative advise to EMPLOYER concerning the Parameters attendant upon reducing general and administrative expenses, increasing
                  revenue and income and otherwise increasing EMPLOYER'S overall financial performance;

            (iii) Make itself  available for personal consultation with the officers, directors of EMPLOYER at the offices of EMPLOYER or at such other mutually agreed upon place during the normal business hours for reasonable periods subject to reasonable advance notice and mutually convenient scheduling.

            (iv)  Make itself available for consultation by telephone with principle financial, sales and/or operating officers of
                  EMPLOYER during normal business hours; and

            (v)   Perform such other lawful consulting and advisory services relating to such aspects of EMPLOYER its management, operation and development as the principle executive, financial sales and/or operating  officer(s) of EMPLOYER may reasonably
                  request consistent with the provisions of the Agreement
                  (hereinafter collectively referred to as the "Services"); and

            (vi)  Such other duties as requested from time to time by the executive officers of EMPLOYER.

3.  Compensation.

3.1  COMPENSATION OF CONSULTANT: The CORPORATION shall pay CONSULTANT, and
CONSULTANT shall accept from CORPORATION, as payment for all of the CONSULTANTS services under this Agreement, as follows:

     One Hundred Fifty Thousand Dollars ($150,000) for the first year of consulting;
     and

     One Hundred Seventy Five Thousand Dollars ($175,000) for the second year of consulting; and

     Two Hundred Thousand Dollars ($200,000) for the Third year of consulting; and

     A Fifty thousand-Dollar ($50,000) increase per year for years four through six.

     Compensation payments of salary will be paid at discretion of the Board of
Directors, with a minimum of $2000.00 paid weekly as moneys are available.
Compensation of more than minimum will also require consultant's approval. If compensation payments are not paid within 5 days of due date, the consultant shall have the right to take the compensation due at his full discretion in any form herein listed. Also as a part of this agreement consultant shall share in health care for consultant and family.

3.2  PROFIT SHARING: In the event the Employer institutes a pension, profit sharing or Employee Stock Option plan, CONSULTANT shall be eligible therefore.

3.3  STOCK OPTIONS: CONSULTANT shall be eligible for any incentive stock option or non-qualified option. CONSULTANT shall receive 1,000,000 shares of the common stock of the CORPORATION upon the signing of this agreement. Upon signing of this agreement 350,000 shares and 350,000 fully  exercised options per year employed as an incentive to his consulting. The CONSULTANT option price of one dollar per share may be exercised at any time at the stated option price but the option may not be exercised more than ten (10) years after the date of its grant. All options in this agreement shall be fully vested when issued and said CORPORATION will herein loan  moneys to  EXECUTIVE to exercise said options at no interest. This agreement shall also be available to CONSULTANT for any spin-off corporate entities at option of the CONSULTANT. In the case of a merger or take over of CORPORATION or a change of control all options herein shall immediately become fully vested and paid. Upon the signing of any letter of intent or any vote of the rights of the common stock holders, all options herein shall carry one common share vote per option. All of the options remaining either exercised or remaining under contract for the total of the six-year period shall have said voting right.

3.4  DEFERRED COMPENSATION: At the written consent of CONSULTANT, Deferred
Compensation shall be as follows:

         a. Deferred  Compensation  may be exchanged at the rate specified in
            Section 3.3 or 3.5 of this Agreement for additional stock or stock options; or

         b. Deferred Compensation as specified in sections 3.1, 3.2, 3.3 or 3.5 may be exchanged at the rate of 250% of face value of this Agreement to pay existing option contracts.

3.5  FUNDING: CONSULTANT shall receive 12.5% of all funding, mergers or acquisitions closed or brought into CORPORATION through the efforts of CONSULTANT or any of the Investors, Consultants, Employees brought to Company through or by CONSULTANT.
The CONSULTANT shall have the right to exchange this commission at a rate of
2 1/2 to 1 for options at the rate specified in section 3.3. CONSULTANT shall have piggyback registration rights of 50% of all of the shares and options  available to CONSULTANT at the time of any public offering or registration by said Corporation.
Consultant  shall also have available an S-8  registration of the shares and options in this contract.

4.   Devotion of time. CONSULTANT shall devote such percentage of CONSULTANT total time and skill to the performance of the Services as, in CONSULTANTS sole discretion, shall be  necessary to accomplish  the same. In this regard, it is hereby specifically agreed that CONSULTANT shall not be required to devote any specified minimum number of hours per week of Services to EMPLOYER in exchange for the compensation indicated. (a) It is understood that the majority of worked performed by CONSULTANT will appear to be accomplished during the first several months of this Agreement. However, the amount of time and effort CONSULTANT shall put into this  project in the beginning, will be greater than the compensation received. Furthermore, the process is a continual building methodology that will proceed to increase the investment community awareness of EMPLOYER.

5.   Term. This agreement shall become effective upon the signing of this agreement. This Agreement shall be for a period of thirty six months from the date this Agreement is executed and all options and compensation shall be fully earned and fully vested at the time of signing of this agreement. This Agreement shall automatically be extended at the end of its term for an additional three-year period unless either party gives written notice of intent not to extend the
Agreement 60 days prior to the termination date. In the case of a buy out, a merger in which EMPLOYER is not the surviving corporation or a forward stock split this contract shall be adjusted accordingly and all six years shall considered earned and immediately payable.

6.   Confidential Data. EMPLOYER shall furnish to CONSULTANT such information necessary or appropriate for CONSULTANT to perform its services. The parties hereto are aware that some of the information would or could be deemed material non-public information.

                  (a) You will identify to CONSULTANT all information, which is
                      non-public.If such information is in writing you will
                      stamp or mark each page "Confidential" or "Non-Public
                      Information".

                  (b) You will promptly advise CONSULTANT in writing when any such non-public information is made publicly available.

                  (c) Until such time, any written non-public information shall be kept in a locked file drawer at CONSULTANT  where
                      access is restricted to EMPLOYER or other public
                      principles of CONSULTANT.

                  (d) EMPLOYER to CONSULTANT or other principles of CONSULTANT will give to any oral non-public information

                  (e) So long as any such  information is non-public, CONSULTANT or other principles are prohibited  from discussing that
                      information with any other officer of CONSULTANT, any
                      customer of CONSULTANT, or any other third party except
                      council to CONSULTANT of persons or entities in
                      association with its furnishing of such advisory services
                      provided, however, that the disclosure of such material
                      non-public information is essential and the recipient of
                      such information is advised that it is presently deemed
                      material non-public information.

7.   Joint Relationship. Nothing contained in this agreement shall be construed to imply a joint venture or partnership or principle/agent relationship between the parties hereto, and neither party by this Agreement shall have any right, power or authority to act or create any obligation, expressed or implied, on behalf of the other party other than as set forth herein.

     Neither shall this Agreement be construed to create rights, expressed or implied on behalf of or for the use of any parties besides the parties hereto and they shall not be obliged separately or jointly to any third  parties merely by virtue of this Agreement.

     Parties herein further agree that in the case of the separation of the parties to this agreement or the prompt delivery of any or all of the paperwork required to register said shares/options, delivery of said shares/options herein listed that a twenty five percent penalty of the entire contract earned or not will be added and all shares/options will immediately come due for all six years on an S-8.

     That this agreement is solely based on the dates set forth in the September
11, 2001 agreement by and between AR Fortune Inc. and Communitronics of America
Inc. said date of September 11, 2001 shall be used in all share and option dates in this agreement as fully vested, issued or not.

8.   Entire  Agreement. This Agreement represents the entire Agreement between the parties and is not subject to alteration, modification or change except in writing signed by each of the parties. A waiver of any term of condition of this
Agreement shall be construed as a general waiver.

9.   Notices. Any notices with respect to this Agreement shall be sent to each of the parties at the address designated at the top of page one.

10.  Choice of Law. The laws of the State of Florida shall govern this
Agreement.

11.  Disputes. Any dispute that arises from this Agreement shall be settled in a court of law or at the sole option of the CONSULTANT a member of the American
Board of Arbitration with the prevailing party  compensated for all damages, which include but are not limited to, court costs, attorneys fees and any market losses.

                                 SIGNITURE PAGE

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth.

Communitronics of America, Inc.

/s/ David Pressler
  ---------------------
 By David Pressler
 PRESIDENT/CEO

Lewco Inc

/s/ William Craig
  --------------------
 By William Craig
 Vice President